As filed with the Securities and Exchange Commission on September 9, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Check Point Software Technologies Ltd.
(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)
5 Shlomo Kaplan Street, Tel Aviv, Israel (Address of Principal Executive Offices)	6789159 (Zip Code)

Check Point Software Technologies Ltd. Employee Stock Purchase Plan, As Amended and Restated Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees), As Amended
(Full title of the plan)

Shira Yashar, Adv. General Counsel Check Point Software Technologies Ltd. 5 Shlomo Kaplan Street, Tel Aviv, Israel (+972) 3-753-4555
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Rezwan D. Pavri, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Tuvia J. Geffen, Adv. Naschitz, Brandes, Amir & Co. 5 Tuval Street Tel Aviv 6789717, Israel (+972) 3-623-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Smaller reporting company ☐	Accelerated filer ☐

Non-accelerated filer ☐		Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   □

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) to register the offer, issuance and sale of an additional (i) 500,000 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), of Check Point Software Technologies Ltd., a company organized under the laws of Israel (the “Company,” the “Registrant,” “we” or “us”) issuable by the Registrant to its and/or its participating subsidiaries’ employees under the Check Point Software Technologies Ltd. Employee Stock Purchase Plan, as amended and restated (the “U.S. ESPP”) and (ii) 1,000,000 Ordinary Shares issuable by the Registrant to its and/or its participating subsidiaries’ employees under the Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees), as amended (the “Non-U.S. ESPP”, and collectively with the U.S. ESPP, the “Plan”).

In accordance with General Instruction E of Form S-8, the contents of the Registrant’s Registration Statements on Form S-8 Nos. 333-7260, 333-207335, 333-211113, 333-235322, 333-240141 and 333-276518 filed with the Commission on July 16, 1997, October 8, 2015, May 4, 2016, December 2, 2019, July 28, 2020 and January 16, 2024, respectively, are incorporated herein by reference, and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission by the Registrant are incorporated herein by reference into this Registration Statement:

•
the description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form F-1 (File No. 333-6412) filed with the Commission on February 7, 1997, under the Securities Act, including any amendment or report filed for the purpose of updating such description;

•	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on March 17, 2025 (the “Annual Report”); and

•
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed).

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this Registration Statement (in the case of any Report on Form 6-K, if and to the extent the Registrant identifies in the Report on Form 6-K that it is being incorporated by reference herein) from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.          Exhibits.

Exhibit No.	Description

4.1	Articles of Association of Check Point Software Technologies Ltd. (incorporated by referenced to Exhibit 1 of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2005).

4.2
Check Point Software Technologies Ltd. Employee Stock Purchase Plan, as amended and restated  (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (No. 333-207355) filed with the Securities and Exchange Commission on October 8, 2015).

4.3
Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees), as amended  (incorporated by reference to Exhibit 4.5 of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2017).

5.1	Opinion of Naschitz, Brandes, Amir & Co., Advocates.

23.1	Consent of Naschitz, Brandes, Amir & Co., Advocates (included in Exhibit 5.1).

23.2	Consent of Kost, Forer, Gabbay & Kasierer, a Member of Ernst & Young Global.

24.1	Power of Attorney (contained on signature page hereto).

107.1	Filing Fee Table

Item 9.          Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on September 9, 2025.

Check Point Software Technologies Ltd.

By:	/S/ Roei Golan
Roei Golan
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints NADAV ZAFRIR, ROEI GOLAN and SHIRA YASHAR, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person’s name, place and stead, and in any and all capacities, to sign this Registration Statement and any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Gil Shwed	Chairman of the Board	September 9, 2025
Gil Shwed

/S/ Nadav Zafrir	Chief Executive Officer and Director	September 9, 2025
Nadav Zafrir	(Principal Executive Officer)

/S/ Roei Golan	Chief Financial Officer	September 9, 2025
Roei Golan	(Principal Financial and Accounting Officer)

/S/ Yoav Chelouche	Director	September 9, 2025
Yoav Chelouche

/S/ Dafna Gruber	Director	September 9, 2025
Dafna Gruber

/S/ Tzipi Ozer-Armon	Director	September 9, 2025
Tzipi Ozer-Armon

/S/ Ray Rothrock	Director	September 9, 2025
Ray Rothrock

/S/ Tal Shavit Shenhav	Director	September 9, 2025
Tal Shavit Shenhav

/S/ Jill Smith	Director	September 9, 2025
Jill Smith

/S/ Jerry Ungerman	Director	September 9, 2025
Jerry Ungerman

/S/ Roei Golan	Authorized Representative in the United States	September 9, 2025
Roei Golan, on behalf of Check Point Software Technologies, Inc.